UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): May 4, 2007

EL CAPITAN PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-56262	88-0482413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14301 North 87th Street, Suite 216 Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (480) 607-7093

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 7, 2007, El Capitan Precious Metals, Inc. (the “Company”) appointed R. William Wilson as its Chief Financial Officer. Mr. Wilson has served as a director of the Company since February 2005. He was most recently the Chief Operating Officer of a family office with investments in retail and real estate. From 2003 to 2005, Mr. Wilson was a principal in Two Dragons Group, LLC, a marketing and business development firm engaging in private equity and merger and acquisition transactions. From 1999 to 2002, Mr. Wilson served as Chief Financial Officer of Pebble Technology, Inc., and from 2002 to 2003, served as its Chief Executive Officer. Prior to that, Mr. Wilson served as an Executive Director and co-founder of Drexel Oceania, LLC. Mr. Wilson received his Bachelor or Science degree in Business Administration and Finance from the University of San Francisco in 1979.

Stephen J. Antol resigned as the Company’s Chief Financial Officer effective May 7, 2007. Mr. Antol will continue to provide services to the Company in various capacities until May 15, 2007. The Company has agreed to issue Mr. Antol, each month for a period of twelve months, shares of the Company’s common stock with a fair market value equal to $10,000, as determined by the average daily closing price of the Company’s common stock during the month prior to such issuance, in consideration of his prior service and standard release of claims.

On May 4, 2007, the Company entered into an employment agreement (the “Agreement”) with Mr. Wilson relating to his service as Chief Financial Officer. Pursuant to the Agreement, Mr. Wilson is entitled to a monthly base salary of (i) $10,000 and (ii) the issuance of 7,000 shares of the Company’s common stock; provided that the aggregate value of the base salary for any month shall not exceed $38,000, of which the value of the shares of common stock issued shall be determined by based on the value of the average of the daily closing prices of the Company’s common stock during the month of service. Additionally, the Agreement provided for the issuance to Mr. Wilson of a stock option (the “Option”) to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.50, the closing price of the Company’s common stock on May 7, 2007, the date on which Mr. Wilson commenced employment. The Option shall vest in five equal amounts of 200,000 shares upon the initial occurrence of each of the following events:

(a)
the earlier to occur of (I) a merger of the Company with Gold and Minerals, Co., Inc. and (II) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $0.75 per share;

(b)
the earlier to occur of (I) the recommencement of drilling on the El Capitan property or (II) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.00 per share;

(c)
the earlier to occur of (I) a qualified joint venture or the receipt of financing from a mining operating company or (II) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.25 per share;

(d)
the earlier to occur of (I) the listing of the Company’s common stock on a major stock exchange or (II) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.50 per share;

(e)
the earlier to occur of (I) the announcement of a resource calculation relating to fire assays completed on the El Capitan property or (II) such time that the average of the closing price of the Company’s common stock over 30 consecutive trading days is at or above $1.75 per share.

With respect to the vesting of the Option, once an individual vesting criteria is achieved relating to the vesting of 200,000 shares of the Option, the Company’s repeated achievement of the same vesting criteria will not result in the vesting of an additional 200,000 shares of the Option.

The term of the Agreement is for two years, with automatic one-year extensions unless either party provides 30 days notice of termination to the other prior to the expiration of the initial term or an extension thereof. Additionally, upon the completion of a sale or other transaction of the Company’s El Capitan property, Mr. Wilson will be entitled to bonus compensation equal to 0.3% of value received by the Company (and its shareholders, if applicable) in such transaction; provided that, the Company’s consummation of a merger or other consolidation with Gold and Minerals Co., Inc. shall not constitute a transaction whereby the bonus compensation shall apply.

In the event Mr. Wilson is terminated (i) without cause or (ii) within 3 months of a change of control of the Company, Mr. Wilson shall be entitled to receive as severance $240,000 and a stock grant of 168,000 shares of the Company’s common stock. Additionally, all unvested portions of the option shall vest immediately upon such a change in control of the Company.

A copy of the employment agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement dated May 4, 2007 by and between the Company and R. William Wilson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL CAPITAN PRECIOUS METALS, INC.

COMPANY NAME CORPORATION

Date: May 10, 2007	By:	/s/ R. William Wilson

R. William Wilson Chief Financial Officer